                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                   FORM 8-K/A



                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                Date of report (Date of earliest event reported):
                        October 13, 1999 (July 29, 1999)



                                   CNET, Inc.
                                   ----------
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)


              Delaware                             0-20939                            13-3696170
              --------                             -------                            ----------
  (STATE OR OTHER JURISDICTION OF          (COMMISSION FILE NUMBER)       (IRS EMPLOYER IDENTIFICATION NO.)
           INCORPORATION)



              150 Chestnut Street, San Francisco, California 94111
              ----------------------------------------------------
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)



               Registrant's telephone number, including area code:
                                 (415) 395-7800

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         Effective July 29, 1999, CNET, Inc. (the "Registrant" or the "Company") acquired Nordby International, Inc., a Colorado corporation ("Nordby"), for a total purchase price of approximately $20 million, through a merger of Nordby into the Company (the "Merger"). In connection with the Merger, the Registrant issued 230,000 shares of its common stock, having a value of approximately $10 million, to Neil Nordby, the sole shareholder of Nordby (the "Shareholder"). The number of shares issued was based on the average closing price of the Registrant's common stock on the Nasdaq National Market, as reported in the West Coast Edition of the Wall Street Journal for the five trading days immediately prior to July 29, 1999. In addition, the Registrant paid the Shareholder $5 million in cash at the closing of the Merger from money market accounts maintained by the Company and delivered a $5 million promissory note to the Shareholder, payable on the two year anniversary of the closing. The purchase price was agreed upon by negotiation among the parties. Nordby is a provider of customized financial information to over 275 online and print media partners. For more information with respect to the terms of the Nordby acquisition, reference is made to the Agreement and Plan of Merger filed as Exhibit 2.2 to the Report on Form 8-K filed on August 6, 1999, which is incorporated herein by reference.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.


(a)      Financial Statements of Businesses Acquired.

           Independent Auditors' Report..............................  3
           Balance Sheets as of June 30, 1999 and December 31,
              1998 ..................................................  4

           Statements of Operations for the Six Months Ended
             June 30, 1999 and 1998 and the Year Ended December
             31,
             1998....................................................  5

           Statements of Stockholders' Equity for the Six Months
             Ended June 30, 1999 and the Year Ended December 31,
             1998....................................................  6

           Statements of Cash Flows for the Six Months Ended June
             30, 1999 and 1998 and the Year Ended December
             31, 1998................................................  7

           Notes to Financial Statements.............................  8

(b)      Proforma Financial Information.

           Unaudited Pro Forma Condensed Financial
             Statements..............................................  16

           Unaudited Pro Forma Condensed Balance Sheets
             as of June 30, 1999.....................................  17

           Unaudited Pro Forma Condensed Statements of
             Operations for the Year ended December 31, 1998.........  18

           Unaudited Pro Forma Condensed Statements of
             Operations for the Six Month Period Ended
             June 30, 1999...........................................  19

           Notes to Unaudited Pro Forma Condensed
            Financial Statements.....................................  20

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Nordby International, Inc.:

We have audited the accompanying balance sheet of Nordby International, Inc. (the Company) as of December 31, 1998 and the related statement of operations, stockholder's equity, and cash flow for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1998 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ KPMG LLP

San Francisco, California
September 24, 1999

                           NORDBY INTERNATIONAL, INC.

                                 Balance Sheets


                                                              DECEMBER 31,   JUNE 30,
                                    ASSETS                       1998          1999
                                                              ------------   --------
                                                                            (UNAUDITED)
Current assets:
     Cash                                                       $ 18,265       26,992
     Accounts receivable, net of allowance for doubtful
        accounts of $1,000 at December 31, 1998 and
        $1,000 at June 30, 1999                                  136,642      159,902
     Prepaid expenses                                                300          300
     Deferred tax asset                                            1,106           --
                                                                --------     --------
                 Total current assets                            156,313      187,194

Furniture, fixtures and equipment, net                            61,088       80,566
Other assets                                                       3,180        3,180
                                                                --------     --------
                 Total assets                                   $220,581      270,940
                                                                ========     ========

                     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable                                           $ 64,050       81,626
     Accrued liabilities                                          32,614       59,496
     Deferred revenue                                             33,250           --
     Line of credit                                               31,835       35,069
     Note payable to bank                                         32,472       28,112
     Capital lease obligation - current portion                      895        6,289
     Income tax payable                                            2,135        2,243
     Deferred tax liability                                       10,209       12,495
                                                                --------     --------
                 Total current liabilities                       207,460      225,330

Capital lease obligation - long-term portion                          --       13,288
                                                                --------     --------
                 Total liabilities                               207,460      238,618

Commitments

Stockholders' equity:
     Common stock, no par value, 1,000,000 shares
        authorized, 50,000 shares issued and outstanding           3,000        3,000
     Retained earnings                                            10,121       29,322
                                                                --------     --------
                 Total stockholders' equity                       13,121       32,322
                                                                --------     --------
                 Total liabilities and stockholders' equity     $220,581      270,940
                                                                ========     ========


See accompanying notes to financial statements.

                           NORDBY INTERNATIONAL, INC.

                            Statements of Operations

                                                        YEAR ENDED      SIX MONTHS ENDED JUNE 30,
                                                        DECEMBER 31,    -------------------------
                                                            1998          1999            1998
                                                        ------------    ---------       ---------
                                                                               (UNAUDITED)
Revenue                                                  $ 931,619        594,148        514,295
Cost of revenues                                           447,229        301,944        212,092
                                                         ---------        -------        -------
             Gross margin                                  484,390        292,204        302,203
                                                         ---------        -------        -------
Expenses:
    Selling and marketing expenses                          77,088         28,679         36,407
    General and administrative                             423,305        233,818        196,856
                                                         ---------        -------        -------
             Total expenses                                500,393        262,497        233,263
                                                         ---------        -------        -------
             Operating income (loss)                       (16,003)        29,707         68,940
Interest and other expense                                  (5,358)        (4,871)        (2,799)
                                                         ---------        -------        -------
             Income (loss) before income tax expense       (21,361)        24,836         66,141
Income tax expense (benefit)                                (3,146)         5,635          9,630
                                                         ---------        -------        -------
             Net income (loss)                           $ (18,215)        19,201         56,511
                                                         =========        =======        =======


See accompanying notes to financial statements.

                           NORDBY INTERNATIONAL, INC.

                       Statements of Stockholder's Equity

                        Year ended December 31, 1998 and
                 and six months ended June 30, 1999 (unaudited)


                                             Common stock
                                          -------------------     Retained
                                           Shares      Amount     earnings      Total
                                          -------     -------     --------     -------
Balance at December 31, 1997               50,000     $ 3,000      28,336       31,336
Net loss                                       --          --     (18,215)     (18,215)
                                          -------     -------     -------      -------
Balance at December 31, 1998               50,000       3,000      10,121       13,121
Net loss (unaudited)                           --          --      19,201       19,201
                                          -------     -------     -------      -------
Balance at June 30, 1999 (unauditied)      50,000     $ 3,000      29,322       32,322
                                          =======     =======     =======      =======


See accompanying notes to financial statements.

                               NORDBY INTERNATIONAL, INC.

                                 Statements of Cash Flows

                                                            YEAR ENDED      SIX MONTHS ENDED JUNE 30,
                                                            DECEMBER 31,    ------------------------
                                                               1998           1999           1998
                                                            ------------    --------       --------
                                                                                  (UNAUDITED)
Cash flows from operating activities:
    Net  income (loss)                                        $(18,215)       19,201        56,511
    Adjustments to reconcile net income (loss) to
       net cash provided by operating activities:
          Depreciation                                          18,103         9,986         8,501
          Changes in assets and liabilities:
             Accounts receivable, net                          (33,434)      (23,260)      (33,662)
             Income tax receivable                                 408            --        (3,592)
             Prepaid expenses                                     (182)           --           (82)
             Other assets                                          694            --         2,094
             Accounts payable                                   40,609        17,576         3,825
             Accrued liabilities                                20,071        26,882         2,702
             Taxes payable                                       2,135           108         3,479
             Deferred tax, net                                  (5,281)        3,392        10,151
             Deferred revenue                                   10,900       (33,250)      (22,350)
                                                              --------       -------       -------
                Net cash provided by operating activities       35,808        20,635        27,577
                                                              --------       -------       -------
Cash flows used in investing activities - purchase
    of furniture, fixture, and equipment                       (44,235)       (8,899)      (19,073)
                                                              --------       -------       -------
Cash flows from financing activities:
    Principal payments on capital lease obligation              (5,066)       (1,883)       (2,533)
    Net proceeds from line of credit                             7,801         3,234         7,866
    Proceeds from issuance of note payable                      35,000            --            --
    Principal payments on note payable                          (2,528)       (4,360)           --
                                                              --------       -------       -------
                Net cash provided by (used in)
                   financing activities                         35,207        (3,009)        5,333
                                                              --------       -------       -------
Net increase in cash                                            26,780         8,727        13,837
Cash at beginning of period                                     (8,515)       18,265        (8,515)
                                                              --------       -------       -------
Cash at end of period                                         $ 18,265        26,992         5,322
                                                              ========       =======       =======
Supplemental disclosure of cash flow information:
    Cash paid for interest                                    $  7,518         4,521         1,716
    Cash paid for income taxes                                  11,637            --            --
    Assets acquired under capital leases                            --        20,565            --
                                                              ========       =======       =======


See accompanying notes to financial statements.

                           NORDBY INTERNATIONAL, INC.

                          Notes to Financial Statements

                                December 31, 1998
        (Information as of and for the six months ended June 30, 1999 and for the six months ended June 30, 1998 is unaudited)




(1)      ORGANIZATION AND NATURE OF BUSINESS

       Nordby International, Inc. (the Company) was incorporated in Colorado on January 29, 1985. The Company provides customized financial data on publicly owned companies through print media and the Internet. The Company's services include monthly financial information, Top 100 lists, and executive compensation studies.


(2)    SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

       (a)    REVENUE RECOGNITION

              The Company recognizes revenue over the periods that the services are provided. Cost of revenues is primarily comprised of labor costs for personnel accumulating financial research on companies.

       (b)    CASH

              The Company considers all liquid investments with original maturities of three months or less to be cash.

       (c)    FURNITURE, FIXTURES, AND EQUIPMENT

              Furniture, fixtures, and equipment is stated at cost and depreciation is provided using the straight-line method over estimated useful lives of three to five years. Maintenance and repairs are expensed as incurred and major additions, replacements, and improvements are capitalized. Furniture, fixtures, and equipment are comprised of the following:

                                                                              JUNE 30,
                                                       DECEMBER 31, 1998        1999
                                                       -----------------    -----------
             COMPUTER EQUIPMENT                        $         112,681        141,295
             FURNITURE AND FIXTURES                               10,239         11,089
             ACCUMULATED DEPRECIATION                            (61,832)       (71,818)
                                                       -----------------    -----------

                  Net furniture, fixtures, and
                    equipment                          $          61,088         80,566
                                                       =================    ===========

                           NORDBY INTERNATIONAL, INC.

                          Notes to Financial Statements

                                December 31, 1998
        (Information as of and for the six months ended June 30, 1999 and for the six months ended June 30, 1998 is unaudited)



       (d)    USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

              The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates in the near term.

       (e)    CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMER

              Financial instruments that subject the Company to credit risk principally consist of accounts receivable. The Company performs periodic credit evaluations of its customers' financial conditions. For the year ended December 31, 1998 and for the six months ended June 30, 1999 and 1998, sales to one customer approximated 15%, 13%, and 13% of revenues, respectively. Additionally, one customer aggregated approximately 10% and 14% of accounts receivable at December 31, 1998 and June 30, 1999, respectively.

       (f)    FAIR VALUE OF FINANCIAL INSTRUMENTS

              The Company's financial instruments consist of cash, short-term accounts receivable and payable, capital lease obligations, line of credit, and a note payable. The carrying values of cash, accounts receivable, and accounts payable approximate their fair values. Based on borrowing rates currently used by the Company for financing, the carrying value of the capital lease obligations, line of credit, and the note payable approximates their estimated fair value.

       (g)    IMPAIRMENT OF LONG-LIVED ASSETS

              The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates the recoverability of its long-lived assets based on estimated undiscounted future cash flows, and provides for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the long-lived asset.

                           NORDBY INTERNATIONAL, INC.

                          Notes to Financial Statements

                                December 31, 1998
        (Information as of and for the six months ended June 30, 1999 and for the six months ended June 30, 1998 is unaudited)



       (h)    INCOME TAXES

              Deferred tax assets and liabilities are recorded for the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the accompanying balance sheets and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to the tax provision or benefit in the period of enactment.

       (i)    COMPREHENSIVE INCOME

              The Company has no significant components of comprehensive income and, accordingly, comprehensive income (loss) is the same as net income (loss) for all periods.

       (j)    OTHER RECENT ACCOUNTING PRONOUNCEMENTS

              In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) No. 98-1, Accounting for the Costs of Computer Software Development or Obtained for Internal Use, which provides guidance on accounting for the cost of such software. SOP No. 98-l is effective for financial statements for fiscal years beginning after December 15, 1998. Management does not believe that the adoption of SOP 98-1 will have a material effect on the financial position or operations of the Company.

              In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The Company is required to adopt SFAS No. 133 in the year ending December 31. 2000. SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. The Company does not believe that adoption of SFAS No. 133 will have a material effect on the financial position or operations of the Company.

                           NORDBY INTERNATIONAL, INC.

                          Notes to Financial Statements

                                December 31, 1998
        (Information as of and for the six months ended June 30, 1999 and for the six months ended June 30, 1998 is unaudited)



       (k)    INTERIM FINANCIAL DATA

              The accompanying financial statements as of and for the six months ended June 30, 1999 and for the six months ended June 30, 1998 are unaudited. In the opinion of management, these interim statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of the interim periods. The financial data disclosed in these notes to the financial statements for these periods are also unaudited. The results of operations for the interim periods are not necessarily indicative of the results to be expected for any future periods.


(3)    NOTE PAYABLE TO BANK AND LINE OF CREDIT

       The Company had a note payable due to a bank, bearing interest at 10.25% per annum, outstanding for $32,472 and $28,112 as of December 31, 1998 and June 30, 1999, respectively. The entire note payable was subsequently repaid on August 11, 1999.

       The Company has a $45,000 line of credit with a bank, of which $13,165 and $9,931 was available as of December 31, 1998 and June 30, 1999, respectively. Borrowings under the line of credit bear interest at the bank's prime rate plus 2% (10.5% at December 31, 1998). Substantially all the assets of the Company collaterize the line of credit. The entire line of credit was subsequently repaid on August 11, 1999.

                           NORDBY INTERNATIONAL, INC.

                          Notes to Financial Statements

                                December 31, 1998
        (Information as of and for the six months ended June 30, 1999 and for the six months ended June 30, 1998 is unaudited)




(4)    CAPITAL LEASE OBLIGATIONS

       The Company has entered into capital leases for computer equipment. The leases are for 36 months, expiring in 1999 and 2002. Interest on the Company's capital lease obligation is at a rate of 10%. The capital lease obligation is collateralized by the related equipment.

       Computer equipment purchased under the capital lease is included in the cost of furniture, fixtures and equipment. The following is a summary of equipment purchased under the capital leases:

                                         DECEMBER 31,        JUNE 30,
                                             1998              1999
                                       -----------------    ----------
     COMPUTER EQUIPMENT                $          14,025        34,590
     LESS ACCUMULATED DEPRECIATION                (7,948)      (10,037)
                                       -----------------    ----------

          Net book value               $           6,077        24,553
                                       =================    ==========


       Future minimum lease payments under the capitalized lease obligations as of June 30, 1999 are as follows:

               SIX MONTHS ENDING DECEMBER 31, 1999                          $  3,981
               YEAR ENDING DECEMBER 31:
                                 2000                                          7,963
                                 2001                                          7,963
                                 2002                                          2,654
                                 Less amounts representing interest           (2,984)
                                                                            --------

                    Total obligation                                          19,577

                                 Less current portion                         (6,289)
                                                                            --------

                    Total long-term portion                                 $ 13,288
                                                                            ========


       Interest expense under these leases was $371, $350, and $185 for the year ended December 31, 1998, and the six months ended June 30, 1999 and 1998, respectively.

                           NORDBY INTERNATIONAL, INC.

                          Notes to Financial Statements

                                December 31, 1998
        (Information as of and for the six months ended June 30, 1999 and for the six months ended June 30, 1998 is unaudited)




(5)    INCOME TAXES

       The benefit for income taxes as of December 31, 1998 consists of the following:


               CURRENT:
                                 Federal                      $  1,606
                                 State                             529
                                                              --------

                                                                 2,135
                                                              --------
               DEFERRED
                                 Federal                        (3,972)
                                 State                          (1,309)
                                                              --------

                                                                (5,281)
                                                              --------

                    Total income tax benefit                  $ (3,146)
                                                              ========


       The benefit for income taxes differs from the federal statutory rate of 34% for the following reasons:


               COMPUTED EXPECTED TAX BENEFIT                  $ (7,263)
               NONDEDUCTIBLE EXPENSES                              721
               STATE TAXES, NET OF FEDERAL DEDUCTION              (663)
               GRADUATED TAX RATE EFFECT                         4,059
                                                              --------

                    Total income tax benefit                  $ (3,146)
                                                              ========


       The provision (benefit) for income taxes at interim periods has been determined using an estimated annual effective tax rate.

                           NORDBY INTERNATIONAL, INC.

                          Notes to Financial Statements

                                December 31, 1998
        (Information as of and for the six months ended June 30, 1999 and for the six months ended June 30, 1998 is unaudited)



       The components of the net deferred income tax liability as of December 31, 1998 are as follows:


               CURRENT DEFERRED TAX ASSETS:
                                 Accrued expenses                   $  20,995
                                 Deferred revenue                       6,320
                                 Accounts receivable                  (26,209)
                                                                    ---------

                    Total current deferred tax assets               $   1,106
                                                                    =========

               LONG-TERM DEFERRED TAX LIABILITY:
                                 Accumulated depreciation           $  10,209
                                                                    ---------

                    Total long-term deferred tax liability          $  10,209
                                                                    =========


 (6)   OPERATING LEASE COMMITMENTS

       The Company leases certain facilities and equipment under operating leases that expire at various times through 2000. Future minimum lease payments for such operating leases are as follows:

               SIX MONTHS ENDING DECEMBER 31, 1999                  $  11,214
               YEAR ENDING DECEMBER 31, 2000                           20,559
                                                                    ---------
                                                                    $  31,773
                                                                    =========

       Rental expense related to these leases was $20,237, $15,582, and $10,283 for the year ended December 31, 1998, and the six months ended June 30, 1999 and 1998, respectively.


(7)    DEFINED CONTRIBUTION PLAN

       The Company has a Simplified Employee Pension Plan (the SEP Plan). Eligible employees may receive contributions as voluntarily made by the Company under the terms of the SEP Plan. The amount of employer contributions is limited as specified in the SEP Plan. The Company may, at its discretion, make additional contributions to the SEP Plan. The Company did not make contributions for the year ended December 31, 1998 and for the six-month periods ended June 30, 1999 and 1998.

                           NORDBY INTERNATIONAL, INC.

                          Notes to Financial Statements

                                December 31, 1998
        (Information as of and for the six months ended June 30, 1999 and for the six months ended June 30, 1998 is unaudited)




(8)    BONUS SHARING PLAN

       The Company has a bonus sharing plan (the Plan) in which eligible employees participate in the net profits of the Company based on a formula as defined by the Plan. Bonus expense as recognized under the Plan was $23,000 for the year ended December 31, 1998 and $12,500 and $14,500 for the six-month periods ended June 30, 1999 and 1998, respectively.


 (9)   SEGMENT REPORTING

       Effective January 1, 1998 the Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the way in which public business enterprises report information about operating segments in annual financial statements, and requires that those enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company has one operating segment. The chief operating decision maker assesses performance and makes resource allocation decisions based on financial data consistent with the presentation in the accompanying financial statements. All of the Company's revenue from external customers is attributable to customers located in the United States. All of the Company's long-lived assets are located in the United States.


(10)   SUBSEQUENT EVENT

       On July 30, 1999, the Company's outstanding stock was acquired by CNET, Inc., a media company that produces branded Internet network and television programming.

                               UNAUDITED PRO FORMA
                         CONDENSED FINANCIAL STATEMENTS

         The following unaudited pro forma condensed financial statements including the notes thereto, give effect to the July 30, 1999 acquisition of Nordby International, Inc. ("Nordby") by CNET, Inc. ("CNET") for approximately $20 million in a transaction accounted for as a purchase. In connection with the acquisition, CNET paid $5 million in cash, issued a note payable due July 29, 2001 for $5 million, and issued 230,000 shares of its common stock, having a value of approximately $10 million, to the shareholder of Nordby. The condensed financial statements are based on and are qualified in their entirely by reference to, and should be read in conjunction with, the consolidated financial statements of CNET, as previously filed, and Nordby, included herein.

         The unaudited pro forma condensed statements of operations for the year ended December 31, 1998 give effect to the acquisition of Nordby as if it had occurred on January 1, 1998. The unaudited pro forma condensed statements of operations for the six months ended June 30, 1999 give effect to the acquisition of Nordby as if it had occurred on January 1, 1999. The unaudited pro forma condensed balance sheet as of June 30, 1999 gives effect to the acquisition of Nordby as if the acquisition had occurred on that date.

         The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred had the acquisition been consummated as of the beginning of the periods presented, nor is it necessarily indicative of future operating results or financial position.

CNET AND NORDBY
UNAUDITED PRO FORMA CONDENSED BALANCE SHEETS
JUNE 30, 1999


                                                                 CNET          Nordby      Adjustments           Pro Forma
Assets

Current Assets
          Cash and cash equivalents                            99,081,000       26,992      (5,000,000) (a)      94,107,992
          Trade accounts receivable                            18,945,000      159,902                           19,104,902
          Other current assets                                334,714,000          300                          334,714,300
                                                              -----------      -------      ----------          -----------

                      Total current assets                    452,740,000      187,194      (5,000,000)         447,927,194
                                                              -----------      -------      ----------          -----------

          Property, plant, and equipment, net                  18,816,000       80,566                           18,896,566
          Other long-term assets                               31,250,000        3,180      19,967,678 (C)       51,220,858
                                                              -----------      -------      ----------          -----------

                      Total assets                            502,806,000      270,940      14,967,678          518,044,618
                                                              ===========      =======      ==========          ===========

Liabilities and stockholders' equity
Current liabilities
          Trade accounts payable                                6,250,000       81,626                            6,331,626
          Accrued and other liabilities                        67,315,000      143,704                           67,458,704
                                                              -----------      -------      ----------          -----------

                      Total current liabilities                73,565,000      225,330                           73,790,330
                                                              -----------      -------      ----------          -----------

          Long-term debt                                      178,665,000       13,288       5,000,000  (b)     183,678,288
                                                              -----------      -------      ----------          -----------

                      Total liabilities                       252,230,000      238,618       5,000,000          257,468,618
                                                              -----------      -------      ----------          -----------

Stockholders' equity
          Common stock                                              7,000        3,000          (3,000) (d)           7,023
                                                                                                    23  (e)
          Additional paid in capital                          131,878,000           --       9,999,977  (e)     141,877,977
          Other comprehensive income                          137,564,000           --                          137,564,000
          Accumulated earnings (deficit)                      (18,873,000)      29,322         (29,322) (d)     (18,873,000)
                                                              -----------      -------      ----------          -----------

                      Total shareholders' equity              250,576,000       32,322       9,967,678          260,576,000
                                                              -----------      -------      ----------          -----------

          Total liabilities and shareholders' equity          502,806,000      270,940      14,967,678          518,044,618
                                                              ===========      =======      ==========          ===========

CNET AND NORDBY
UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 1998


                                                                    CNET          Nordby    Adjustments         Pro Forma
Revenues
           Internet Revenue                                      49,374,195       931,619                       50,305,814
           Television                                             7,057,885            --                        7,057,885
                                                                -----------       -------    ----------        -----------

                      Total operating revenue                    56,432,080       931,619                       57,363,699
                                                                -----------       -------    ----------        -----------

Cost of revenue
           Internet                                              23,291,215       447,229                       23,738,444
           Television                                             6,741,133            --                        6,741,133
                                                                -----------       -------    ----------        -----------
                      Total cost of revenue                      30,032,348       447,229                       30,479,577

                      Gross Profit (Deficit)                     26,399,732       484,390                       26,884,122
                                                                -----------       -------    ----------        -----------

           Operating expenses
                      Sales and marketing                        14,530,355        77,088                       14,607,443
                      Development                                 3,454,387            --                        3,454,387
                      General and administrative                  6,806,886       420,159     6,656,221  (f)    13,883,266
                      Unusual items                                (921,839)           --                         (921,839)
                                                                -----------       -------    ----------        -----------

                      Total operating expenses                   23,869,789       497,247     6,656,221         31,023,257
                                                                -----------       -------    ----------        -----------

                      Operating income (loss)                     2,529,943       (12,857)   (6,656,221)        (4,139,135)
                                                                -----------       -------    ----------        -----------

           Other income (expenses)

                      Equity losses                             (11,795,944)           --                      (11,795,944)
                      Gain on sale of equity investment          10,450,342            --                       10,450,342
                      Interest income (expense), net              1,415,616        (5,358)     (350,000) (g)     1,060,258
                                                                -----------       -------    ----------        -----------

                      Total other income, net                        70,014        (5,358)     (350,000)          (285,344)
                                                                -----------       -------    ----------        -----------

                      Net income (loss)                           2,599,957       (18,215)   (7,006,221)        (4,424,479)
                                                                ===========       =======    ==========        ===========

           Basic net income (loss) per share                           0.08                                          (0.14)

           Diluted net income (loss) per share                         0.07                                          (0.14)

           Shares used in calculating basic per share data       31,932,530                     230,000         32,162,530

           Shares used in calculating diluted per share data     34,852,938                     230,000         32,162,530

CNET AND NORDBY
UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS
SIX MONTH PERIOD ENDED JUNE 30, 1999


                                                                   CNET          Nordby     Adjustments          Pro Forma
Revenues
           Internet Revenue                                      42,203,000      594,148                        42,797,148
           Television                                             3,424,000           --                         3,424,000
                                                                 ----------      -------     ----------         ----------

                      Total operating revenue                    45,627,000      594,148                        46,221,148
                                                                 ----------      -------     ----------         ----------

Cost of revenue
           Internet                                              14,456,000      301,944                        14,757,944
           Television                                             3,375,000           --                         3,375,000
                                                                 ----------      -------     ----------         ----------
                      Total cost of revenue                      17,831,000      301,944                        18,132,944

                      Gross Profit                               27,796,000      292,204                        28,088,204
                                                                 ----------      -------     ----------         ----------

           Operating expenses
                      Sales and marketing                        12,117,000       28,679                        12,145,679
                      Development                                 3,165,000           --                         3,165,000
                      General and administrative                  3,995,000      239,453      3,334,147  (h)     7,568,600
                      Unusual items                               1,237,000           --                         1,237,000
                                                                 ----------      -------     ----------         ----------

                      Total operating expenses                   20,514,000      268,132      3,334,147         24,116,279
                                                                 ----------      -------     ----------         ----------

                      Operating income                            7,282,000       24,072     (3,334,147)         3,971,925
                                                                 ----------      -------     ----------         ----------

           Other income (expenses)

                      Gain on sale of equity investment          24,575,000           --                        24,575,000
                      Interest income (expense), net                425,000       (4,871)      (175,000) (i)       245,129
                                                                 ----------      -------     ----------         ----------

                      Total other income, net                    25,000,000       (4,871)      (175,000)        24,820,129
                                                                 ----------      -------     ----------         ----------

                      Net income (loss)                          32,282,000       19,201     (3,509,147)        28,792,054
                                                                 ==========       ======     ==========         ==========

           Basic net income per share                                  0.46                                           0.41

           Diluted net income per share                                0.41                                           0.37

           Shares used in calculating basic per share data       70,556,000                     230,000         70,786,000

           Shares used in calculating diluted per share data     78,534,000                     230,000         78,764,000

           NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

(1) Basis of Presentation

         The unaudited pro forma condensed statement of operations for the year ended December 31, 1998 gives effect to the acquisition of Nordby as if it had occurred on January 1, 1998. The unaudited pro forma condensed statement of operations for the six months ended June 30, 1999 gives effect to the acquisition of Nordby as if it had occurred on January 1, 1999. The unaudited pro forma condensed balance sheet as of June 30, 1999 gives effect to the acquisition of Nordby as if it had occurred on that date. The condensed financial statements, including the notes thereto, should be read in conjunction with the consolidated financial statements of CNET, as previously filed on Form 10K and 10-Q, and Nordby, included herein.

(2) Pro Forma Adjustments

     (a)  Reflects the cash paid by CNET for the acquisition of Nordby.

     (b) Reflects $5 million promissory note issued for the acquisition of Nordby. The promissory note is due on July 29, 2001 with 7% annual compounded interest.

     (c) Reflects the purchase price that is allocated to goodwill, which will be amortized over 3 years.

         The purchase price was allocated based on the estimated fair value of the acquired assets and liabilities. The preliminary allocation is as follows at June 30,1999 (in thousands):

Purchase Price                                                   $ 20,000
Assets Acquired
         Cash                                     $   27
         Accounts receivable, net                    160
         Property, plant, and equipment, net          81
         Other assets                                  3
Liabilities Assumed                                 (239)
                                                  ------
Net Assets Acquired                                   32              (32)
                                                                 --------
Goodwill                                                           19,968

     (d) Reflects the elimination of Nordby common stock and accumulated deficit.

     (e) Reflects the 230,000 shares of CNET's common stock issued for the acquisition of Nordby valued at $43.48 per share.

     (f)  Reflects one-year amortization of goodwill.

     (g) Reflects one-year interest expense on the $5 million promissory note issued.

     (h)  Reflects six-months amortization of goodwill.

     (i) Reflects six-months interest expense on the $5 million promissory note issued.

(3) Pro Forma Income/(Loss) Per Share

         The pro forma basic and diluted net income/(loss) per share calculation assumes that the 230,000 shares of CNET's common stock issued in the acquisition were outstanding for the entire year in 1998 and the entire period of six months ended June 30, 1999.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

      Dated:  October 13, 1999                   CNET, INC.


                                                 By:  /s/ DOUGLAS N. WOODRUM
                                                      --------------------------
                                                      Douglas N. Woodrum
                                                      Chief Financial Officer

                                INDEX TO EXHIBITS

               Exhibit No.         Description
               -----------         -----------
                  23.1             Consent of KPMG LLP